Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Eiger BioPharmaceuticals, Inc.

We consent to the use of our report dated March 23, 2017, with respect to the consolidated balance sheets of Eiger BioPharmaceuticals, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, stockholders’ (deficit) equity, and cash flows, for each of the years in the three-year period ended December 31, 2016, incorporated by reference herein.

/s/ KPMG LLP

San Francisco, California

August 11, 2017